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FOR RELEASE MARCH 21, 2001
For more information contact:
Patrick Fahey, President and Chief Executive Officer—(206) 340-4727
Bette Floray, Chief Financial Officer—(206) 224-8711

PACIFIC NORTHWEST BANCORP PROVIDES
FIRST QUARTER UPDATE

    Seattle, WA—March 21, 2001—Pacific Northwest Bancorp (Nasdaq: PNWB) is pleased to announce the final phase of its system and data conversion will be completed April 9, 2001. In conjunction with the completion of the system and data conversion, all financial centers currently operating under the InterWest Bank name will adopt the Pacific Northwest Bank name. As conversion and integration activities are completed, management anticipates that costs will be slightly higher than originally expected for the first quarter of 2001. Additional consulting expenses to complete the conversion will result in first quarter costs of approximately $900,000. This is an increase from the original expectation of $500,000 to $750,000, or $.01 to $.02 per share.

    Management anticipates that first quarter net income, excluding conversion and integration expenses, will be in the middle of the range of analyst expectations that are between $0.25 and $0.31 per share. While management believes that interest rate reductions during the first quarter will have a positive impact on net interest margin and net interest income for the entire fiscal year, the impact will be minimal on the first quarter based on the magnitude of interest rate reductions over a relatively short period of time. This is also due to the fact that interest rate changes have a greater initial impact on loan yields than on the cost of deposits and borrowings as variable rate loans reprice immediately and short-term borrowings and certificates of deposit reprice according to maturity schedules.

    As of December 31, 2000, Pacific Northwest Bancorp had total consolidated assets of $2.9 billion and total shareholders' equity of $178.7 million. Pacific Northwest Bancorp is a bank holding company, operating 55 financial centers in Washington through its commercial bank subsidiary Pacific Northwest Bank.

    In this document, PNWB has included certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing PNWB of the protections of such safe harbor with respect to all "forward looking statements". PNWB has used "forward looking statements" to describe future plans and strategies including expectations of PNWB's future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could effect results without limitation include interest rate trends, the general economic climate in Washington state and the United States as a whole, loan delinquency rates, changes in federal and state regulation or the inability of PNWB to effectively implement conversion and integration plans, particularly within the timeframe anticipated. These factors should be considered in evaluating the "forward looking statements" and undue reliance should not be placed on such statements.

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PACIFIC NORTHWEST BANCORP PROVIDES FIRST QUARTER UPDATE